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EXHIBIT 99.1
                                                     NEWS ANNOUNCEMENT



INVESTOR CONTACT
Michael Doyle
VP and CFO, EasyLink Services Corporation
800-624-5266
mdoyle@easylink.com
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             EASYLINK ENGAGES GRANT THORNTON, LLP AS ITS INDEPENDENT
           REGISTERED PUBLIC ACCOUNTING FIRM AND SETS AUGUST 15TH FOR
                     REPORTING 2005 SECOND QUARTER RESULTS

                           COMPANY UPDATES 2Q GUIDANCE

PISCATAWAY, NJ---AUGUST 3, 2005--- EasyLink Services Corporation, (NASDAQ:
EASY), a leading global provider of services that power the exchange of information between enterprises and their customers, today announced that it has engaged Grant Thornton LLP as EasyLink's independent registered public accounting firm for the year ending December 31, 2005. Grant Thornton is the industry's 5th largest firm with 2004 revenues of $2.1 billion and offices in 110 countries. The decision to engage Grant Thornton was made by EasyLink's Audit Committee. Michael Doyle, VP and CFO of EasyLink commented "Grant Thornton LLP ranks highest among audit firms serving clients with revenues up to $1 billion in the J.D. Power and Associates 2004 Audit and Tax Firm Performance Study. They are well suited to the audit and tax needs of EasyLink."

The Company also reported that it intends to release its second quarter 2005 results after the market closes on Monday, August 15th and hold a conference call to discuss those results the following day. This release is slightly delayed from EasyLink's standard schedule in order to give Grant Thornton adequate time to initiate its engagement with EasyLink and to complete its review of EasyLink's second quarter results. Due to the timing of the engagement of Grant Thornton, however, it may be necessary to further delay the release for a short period of time after August 15, 2005 to allow Grant Thornton to complete their review.

EasyLink had previously issued second quarter guidance to include $20-21 million in total revenues with break-even to a net loss of $0.02 per share in net results. EasyLink is now projecting revenue and earnings within that guidance with revenues just over $20 million and slightly positive net income. EasyLink will provide further details when it announces its 2005 second quarter results.


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Thomas Murawski, Chairman, President and Chief Executive Officer, and Mike
Doyle, Vice President, Chief Financial Officer, will host a conference call and simultaneous webcast at 10:30 a.m. EDT on Tuesday, August 16, 2005 (unless delayed as described above) to discuss the results and review corporate progress. The conference call number is 800/839-3552 and the reservation number is 8288464. Please call five minutes in advance to ensure that you are connected prior to the presentation. The call will be simultaneously broadcast live over the Internet via a link on the investor relations pages of EasyLink's corporate Web site, www.EasyLink.com, and at www.streetevents.com. Please allow extra time prior to the call to visit the site and download the software required to listen to the Internet broadcast. Both the conference call and webcast are open to the general public.

If you are unable to participate, the online archive of the broadcast will be available on the investor relations pages of www.EasyLink.com within two hours of the live call through Thursday, August 29th, 2005 at 11:00 p.m. EDT. You can also access the replay by calling 800/642-1687 and entering the reservation number 8288464. A copy of the earnings announcement, which will include certain financial and other information presented on the call, will also be available on the investor relations pages of our Web site at www.EasyLink.com.

ABOUT EASYLINK SERVICES CORPORATION:

EasyLink Services Corporation (NASDAQ: EASY), headquartered in Piscataway, New Jersey, is a leading global provider of services that power the exchange of information between enterprises, their trading communities, and their customers. EasyLink's global network handles over 1 million transactions every business day on behalf of over 60 of the Fortune 100 and thousands of other companies worldwide. We facilitate transactions that are integral to the movement of money, materials, products, and people in the global economy, such as insurance claims, trade and travel confirmations, purchase orders, invoices, shipping notices and funds transfers, among many others. EasyLink helps companies become more competitive by providing the most secure, efficient, reliable, and flexible means of conducting business electronically. For more information, please visit www.EasyLink.com.

This news release may contain statements of a forward-looking nature relating to the future events or the future financial results of EasyLink. Investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, investors should specifically consider the various factors which could cause actual events or results to differ materially from those indicated from such forward-looking statements. These include: historic losses from operations; the need to raise additional capital; the ability to service our remaining indebtedness; the ability to continue as a going concern being dependent upon the ability to generate sufficient cash flow to meet our obligations on a timely basis, to obtain additional financing or refinancing as may be required, and to achieve and maintain profitable operations; significant leverage; the ability to attract additional customers or to expand services sold to existing customers; the ability to successfully implement our business strategy; significant competition; the risks inherent in integrating the EasyLink business; the estimated second quarter results contained in this release are subject to review by the Company's independent registered public accountants; and the risk of being delisted from NASDAQ. These and other risks and uncertainties are described in more detail in the Company's filings with the Securities and Exchange Commission.



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